Exhibit 23        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Medialink Worldwide Incorporated:

We consent to incorporation by reference in the registration statement (No. 333-27207) on Form S-8 of Medialink Worldwide Incorporated of our report dated March 28, 2001, relating to the consolidated balance sheets of Medialink Worldwide Incorporated and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Medialink Worldwide Incorporated.

                                                                        KPMG LLP


New York, New York
April 2, 2001